Exhibit 99.1
For Immediate Release
Cushman & Wakefield Reports Financial Results for the Third Quarter 2025
Fourth consecutive quarter of double-digit year-over-year Capital markets revenue growth
Continued momentum in Services revenue with 6% growth
Prepaid an additional $100.0 million in term loan debt
NEW YORK (BUSINESS WIRE), October 30, 2025 — Cushman & Wakefield (NYSE: CWK) today reported financial results for the third quarter of 2025.
“We continued to drive strong growth across our platform, as the multiplier effect around our transformational growth strategy propels us forward. In the third quarter of 2025, we reported 9% service line fee revenue growth, achieving our fourth consecutive quarter of double-digit Capital markets revenue growth and accelerating organic Services revenue growth to 7%. Following record third quarter cash flow generation, we prepaid an additional $100 million in debt yesterday, bringing our two-year cumulative debt prepayments to $500 million,” said Michelle MacKay, Chief Executive Officer of Cushman & Wakefield. “Our teams are operating with discipline and precision, more fully integrated across our business and anchored in our commitment to providing clients best-in-class advisory services.”
Third Quarter Results:
•Revenue of $2.6 billion for the third quarter of 2025 increased 11% (11% in local currency) and service line fee revenue of $1.8 billion for the third quarter of 2025 increased 9% (8% in local currency) from the third quarter of 2024.
◦Leasing revenue increased 9% (9% in local currency), primarily by office and industrial leasing in the Americas.
◦Capital markets revenue increased 21% (20% in local currency), driven primarily by strong performance across all asset classes and deal sizes in the Americas.
◦Services revenue increased 6% (6% in local currency), while organic Services revenue increased 7% (7% in local currency)(1).
◦Valuation and other revenue increased 12% (10% in local currency).
•Net income of $51.4 million for the third quarter of 2025 increased $17.7 million from the third quarter of 2024. Diluted earnings per share for the third quarter of 2025 was $0.22 compared to $0.14 for the third quarter of 2024.
◦Adjusted EBITDA of $159.6 million increased 12% (11% in local currency) from the third quarter of 2024. Adjusted EBITDA margin of 9.0% improved 23 basis points from the third quarter of 2024.
◦Adjusted diluted earnings per share of $0.29 was up 6 cents from the third quarter of 2024.
•In July 2025, we repriced $947.5 million in aggregate principal of the Company’s term loans due in 2030, reducing the applicable interest rate by 50 basis points to 1-month Term SOFR plus 2.75%.
•In August 2025, we elected to prepay $150.0 million in principal outstanding under the Company’s term loans due in 2030.
Year-to-Date Results:
•Revenue of $7.4 billion for the nine months ended September 30, 2025 increased 8% (8% in local currency) and service line fee revenue of $5.0 billion for the nine months ended September 30, 2025 increased 6% (6% in local currency) from the nine months ended September 30, 2024.
◦Leasing revenue increased 9% (8% in local currency), driven primarily by office and industrial leasing in the Americas.
◦Capital markets revenue increased 20% (20% in local currency), with strong performance across all segments.
◦Services revenue increased 3% (3% in local currency), while organic Services revenue increased 5% (6% in local currency)(1).
◦Valuation and other revenue increased 7% (6% in local currency).
•Net income of $110.6 million for the nine months ended September 30, 2025 increased $92.2 million from the nine months ended September 30, 2024. Diluted earnings per share for the nine months ended September 30, 2025 was $0.47 compared to $0.08 for the nine months ended September 30, 2024.
◦Adjusted EBITDA of $417.5 million increased 16% (16% in local currency) from the nine months ended September 30, 2024. Adjusted EBITDA margin of 8.3% improved 69 basis points from the nine months ended September 30, 2024.
◦Adjusted diluted earnings per share of $0.68 was up 25 cents from the nine months ended September 30, 2024.
•Liquidity as of September 30, 2025 was $1.7 billion, consisting of availability on the Company’s undrawn revolving credit facility of $1.1 billion and cash and cash equivalents of $0.6 billion.
Full Year Guidance:
•Raising full year 2025 Adjusted EPS guidance to 30%-35% growth, up from previous guidance of 25%-35%.
(1) “Organic” Services revenue excludes the impact of the sale of a non-core Services business in August 2024, which accounted for $9.8 million and $61.1 million of Services revenue in the three and nine months ended September 30, 2024, respectively.

INVESTOR RELATIONS	MEDIA CONTACT
Megan McGrath	Aixa Velez
Investor Relations	Corporate Communications
+1 312 338 7860	+1 312 424 8195
IR@cushwake.com	aixa.velez@cushwake.com

October 30, 2025

Consolidated Results (unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions, except per share data)	2025	2024	% Change in USD	% Change in Local Currency(4)	2025	2024	% Change in USD	% Change in Local Currency(4)
Revenue:
Services	$920.2	$865.2	6%	6%	$2,676.8	$2,600.6	3%	3%
Leasing	538.3	492.7	9%	9%	1,437.7	1,324.7	9%	8%
Capital markets	204.7	169.5	21%	20%	569.2	474.3	20%	20%
Valuation and other	117.7	105.2	12%	10%	336.1	314.2	7%	6%
Total service line fee revenue(1)	1,780.9	1,632.6	9%	8%	5,019.8	4,713.8	6%	6%
Gross contract reimbursables(2)	825.0	711.6	16%	16%	2,354.6	2,103.2	12%	12%
Total revenue	$2,605.9	$2,344.2	11%	11%	$7,374.4	$6,817.0	8%	8%

Costs and expenses:
Cost of services provided to clients	$1,327.0	$1,200.2	11%	10%	$3,714.3	$3,515.9	6%	6%
Cost of gross contract reimbursables	825.0	711.6	16%	16%	2,354.6	2,103.2	12%	12%
Total costs of services	2,152.0	1,911.8	13%	12%	6,068.9	5,619.1	8%	8%
Operating, administrative and other	320.6	314.2	2%	1%	944.7	904.4	4%	4%
Depreciation and amortization	25.8	28.9	(11)%	(11)%	78.7	92.6	(15)%	(15)%
Restructuring, impairment and related charges	—	14.1	(100)%	(100)%	6.5	36.5	(82)%	(82)%
Total costs and expenses	2,498.4	2,269.0	10%	10%	7,098.8	6,652.6	7%	7%
Operating income	107.5	75.2	43%	41%	275.6	164.4	68%	65%
Interest expense, net of interest income	(56.0)	(54.9)	2%	1%	(161.5)	(174.4)	(7)%	(8)%
(Loss) earnings from equity method investments	(8.6)	12.1	n.m.	n.m.	2.7	28.1	(90)%	(91)%
Other income, net	2.2	20.6	(89)%	(89)%	9.5	25.6	(63)%	(63)%
Earnings before income taxes	45.1	53.0	(15)%	(18)%	126.3	43.7	n.m.	n.m.
(Benefit from) provision for income taxes	(6.3)	19.3	n.m.	n.m.	15.7	25.3	(38)%	(40)%
Net income	$51.4	$33.7	53%	52%	$110.6	$18.4	n.m.	n.m.
Net income margin	2.0%	1.4%			1.5%	0.3%

Adjusted EBITDA(3)	$159.6	$142.5	12%	11%	$417.5	$359.5	16%	16%
Adjusted EBITDA margin(3)	9.0%	8.7%			8.3%	7.6%

Adjusted net income(3)	$68.1	$52.6	29%		$158.1	$98.9	60%

Weighted average shares outstanding, basic	231.5	229.3			231.1	228.7
Weighted average shares outstanding, diluted	235.9	233.4			233.8	232.1
Earnings per share, basic	$0.22	$0.15			$0.48	$0.08
Earnings per share, diluted	$0.22	$0.14			$0.47	$0.08
Adjusted earnings per share, diluted(3)	$0.29	$0.23			$0.68	$0.43
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.
(3) See the end of this press release for reconciliations of (i) Net income to Adjusted EBITDA and (ii) Net income to Adjusted net income and for explanations of the calculation of Adjusted EBITDA margin and Adjusted earnings per share, diluted. See also the definition of, and a description of the purposes for which management uses, these non-GAAP financial measures under the “Use of Non-GAAP Financial Measures” section in this press release.
(4) In order to assist our investors and improve comparability of results, we present the period-over-period changes in certain of our non-GAAP financial measures, such as Adjusted EBITDA, in “local” currency. The local currency change represents the period-over-period change assuming no movement in foreign exchange rates from the prior period. We believe that this presentation provides our management and investors with a better view of comparability and trends in the underlying operating business.

October 30, 2025

Third Quarter Results (unaudited)
Revenue
Revenue of $2.6 billion increased $261.7 million or 11% compared to the three months ended September 30, 2024, primarily driven by strength in the Americas. Leasing revenue increased 9%, principally driven by strong demand for office and industrial leasing in the Americas. Capital markets revenue increased 21%, primarily driven by strong performance across all asset classes in the Americas, and as healthy fundamentals, such as improved debt availability, supported a resilient transaction environment across most major markets, along with growth in EMEA and APAC. Services revenue increased 6%, driven by growth across all sub-service lines, primarily higher facilities services and project management revenue, partially offset by the sale of a non-core Services business in August 2024, which accounted for $9.8 million and $8.6 million of facilities management and Gross contract reimbursables revenue, respectively, in the three months ended September 30, 2024. Excluding the impact of this sale, Services and Gross contract reimbursables revenue increased 7% and 17%, respectively, and total revenue increased 12%. In addition, Valuation and other revenue increased 12%.
Costs of services
Costs of services of $2.2 billion increased $240.2 million or 13% compared to the three months ended September 30, 2024, principally driven by an increase in employment costs of approximately $126.0 million, including higher commissions as a result of higher brokerage revenue, and higher salaries and reimbursed employee costs as a result of higher Services revenue. Similarly, third-party consumables and sub-contractor costs increased approximately $100.0 million as a result of higher Services revenue. Cost of services provided to clients increased 11% and Cost of gross contract reimbursables increased 16%.
Operating, administrative and other
Operating, administrative and other expenses of $320.6 million increased $6.4 million or 2% compared to the three months ended September 30, 2024, primarily driven by an increase in employment costs of approximately $22.0 million, including an increase in stock-based compensation expense attributable to improved vesting expectations for certain previously granted performance-based equity awards, as well as strategic investments and cost inflation, partially offset by the impact of our cost savings initiatives.
Restructuring, impairment and related charges
The Company did not incur any Restructuring, impairment and related charges during the third quarter of 2025. In the third quarter of 2024, Restructuring, impairment and related charges of $14.1 million were primarily driven by a $4.5 million loss on disposition related to the sale of a non-core Services business in the Americas, as well as severance costs of approximately $7.0 million associated with previous cost savings initiatives.
(Loss) earnings from equity method investments
Loss from equity method investments was $8.6 million for the three months ended September 30, 2025 compared to earnings from equity method investments of $12.1 million for the three months ended September 30, 2024. The $20.7 million decline in (loss) earnings from equity method investments was primarily due to a decline of $16.0 million in earnings recognized from our equity method investment in Cushman Wakefield Greystone LLC (the “Greystone JV”) driven by changes in mix of mortgage loan origination volumes compared to the third quarter of 2024, contributing to a lower value of mortgage servicing rights (“MSRs”), and higher provisions for credit losses for mortgage loans due to expected losses on specific loans and higher risk-sharing obligations. In the third quarter of 2025, the Greystone JV recorded a non-cash provision for loan losses of $46.1 million, of which the Company recorded $18.5 million based on its 40% equity interest which was included within Loss from equity method investments. Changes in expectations and forecasts may materially impact the provision for loan losses in the future.
Other income, net
Other income, net of $2.2 million decreased $18.4 million compared to the three months ended September 30, 2024, principally driven by a $17.3 million gain from insurance proceeds recognized in the third quarter of 2024.

October 30, 2025

(Benefit from) provision for income taxes
Benefit from income taxes for the third quarter of 2025 was $6.3 million on earnings before income taxes of $45.1 million. For the three months ended September 30, 2024, the provision for income taxes was $19.3 million on earnings before income taxes of $53.0 million. The change from income tax expense to income tax benefit was primarily driven by an approximately $12.5 million release of valuation allowances in the U.K. on certain deferred tax assets, lower earnings before income taxes, as well as changes in the jurisdictional mix of those earnings.
Net income and Adjusted EBITDA
Net income of $51.4 million increased by $17.7 million compared to the three months ended September 30, 2024. Net income margin was 2.0% compared to 1.4% for the three months ended September 30, 2024. The $17.7 million increase in net income was principally driven by growth across all service lines, as well as the impact of our cost savings initiatives. Additionally, the loss on disposition recorded in the third quarter of 2024 contributed to the increase from the prior year period. These favorable trends were partially offset by higher stock-based compensation expense, strategic investments, cost inflation and lower earnings recognized from the Greystone JV, as well as a one-time gain from insurance proceeds recognized in the third quarter of 2024.
Adjusted EBITDA of $159.6 million increased $17.1 million or 12% compared to the three months ended September 30, 2024, driven by the same factors impacting Net income above, with the exception of the loss on disposition, gain from insurance proceeds and the impact of the Greystone JV. Adjusted EBITDA margin, measured against service line fee revenue, was 9.0% for the three months ended September 30, 2025, an increase of 23 basis points from the third quarter of 2024.

Year-to-Date Results (unaudited)
Revenue
Revenue of $7.4 billion increased $557.4 million or 8% compared to the nine months ended September 30, 2024, primarily driven by Capital markets and Leasing revenue growth of 20% and 9%, respectively. Capital markets revenue was strong across all segments as improved debt availability and built-up demand continued to positively impact transaction volumes in the nine months ended September 30, 2025, led by the Americas. Leasing revenue increased primarily due to office and industrial leasing in the Americas, including a relatively higher number of large transactions. Services revenue increased 3% compared to the nine months ended September 30, 2024, primarily driven by higher facilities services and project management revenue, partially offset by the sale of a non-core Services business in August 2024, which accounted for $61.1 million and $47.6 million of facilities management and Gross contract reimbursables revenue, respectively, in the nine months ended September 30, 2024. Excluding the impact of this sale, Services and Gross contract reimbursables revenue increased 5% and 15%, respectively, and total revenue increased 10%. In addition, Valuation and other revenue increased 7%.
Costs of services
Costs of services of $6.1 billion increased $449.8 million or 8% compared to the nine months ended September 30, 2024, principally driven by an increase in employment costs of approximately $285.0 million, including higher commissions as a result of higher brokerage revenue, and higher salaries and reimbursed employee costs as a result of higher Services revenue. Similarly, third-party consumables and sub-contractor costs increased approximately $157.0 million as a result of higher Services revenue. Cost of services provided to clients increased 6% and Cost of gross contract reimbursables increased 12%. Total costs of services as a percentage of total revenue was 82% for both the nine months ended September 30, 2025 and 2024.
Operating, administrative and other
Operating, administrative and other expenses of $944.7 million increased $40.3 million or 4% compared to the nine months ended September 30, 2024, primarily driven by an increase in employment costs of approximately $48.0 million, including an increase in stock-based compensation expense attributable to improved vesting expectations for certain previously granted performance-based equity awards and the modification of our non-executive chairman’s awards in 2024 (which reduced expense in the prior year period), as well as strategic investments and cost inflation. These trends were partially offset by the impact of our cost savings initiatives and effective expense management. Operating, administrative and other expenses as a percentage of total revenue was 13% for both the nine months ended September 30, 2025 and 2024.

October 30, 2025

Restructuring, impairment and related charges
Restructuring, impairment and related charges of $6.5 million decreased $30.0 million compared to the nine months ended September 30, 2024, primarily driven by a $17.0 million loss on disposition recognized in 2024 related to the sale of a non-core Services business in the Americas, as well as a decrease in severance costs of approximately $15.0 million associated with previous cost savings initiatives. These declines were partially offset by an impairment loss on real estate investments of $6.5 million recognized in the first quarter of 2025.
Interest expense, net of interest income
Interest expense of $161.5 million decreased $12.9 million or 7% compared to the nine months ended September 30, 2024, primarily driven by lower outstanding principal balances on our term loans following optional principal prepayments made in 2024 and 2025, as well as lower interest rates on our term loans compared to the prior year period as a result of our repricings in 2024 and 2025.
Earnings from equity method investments
Earnings from equity method investments of $2.7 million decreased $25.4 million or 90% compared to the nine months ended September 30, 2024, primarily due to a decline of $23.0 million in earnings recognized from our equity method investment in the Greystone JV driven by changes in mix of mortgage loan origination volumes compared to 2024, contributing to a lower value of MSRs, and higher provisions for credit losses for mortgage loans due to expected losses on specific loans and higher risk-sharing obligations. For the nine months ended September 30, 2025, the Greystone JV recorded a non-cash provision for loan losses of $63.2 million, of which the Company recorded $25.3 million based on its 40% equity interest which was included within Earnings from equity method investments. Changes in expectations and forecasts may materially impact the provision for loan losses in the future.
Other income, net
Other income, net of $9.5 million decreased $16.1 million compared to the nine months ended September 30, 2024, principally driven by a $17.3 million gain from insurance proceeds recognized in the third quarter of 2024.
Provision for income taxes
Provision for income taxes for the nine months ended September 30, 2025 was $15.7 million on earnings before income taxes of $126.3 million. For the nine months ended September 30, 2024, the provision for income taxes was $25.3 million on earnings before income taxes of $43.7 million. The $9.6 million decrease in income tax expense compared to the nine months ended September 30, 2024 was primarily driven by an approximately $12.5 million release of valuation allowances in the U.K. on certain deferred tax assets. This decline was partially offset by higher earnings before income taxes, predominantly in the U.S. which improved by approximately $69.0 million from the nine months ended September 30, 2024, as well as changes in the jurisdictional mix of those earnings resulting in lower non-deductible losses when compared to the same period in 2024.
Net income and Adjusted EBITDA
Net income of $110.6 million increased $92.2 million compared to the nine months ended September 30, 2024. Net income margin was 1.5% compared to 0.3% for the nine months ended September 30, 2024. The $92.2 million improvement in net income was principally driven by growth in all of our service lines, lower interest expense and lower depreciation and amortization expense, as well as the impact of our cost savings initiatives and effective expense management. Additionally, the loss on disposition recorded in 2024 contributed to the increase from the prior year period. These favorable trends were partially offset by higher stock-based compensation expense, strategic investments, cost inflation and lower earnings recognized from the Greystone JV, as well as a one-time gain from insurance proceeds recognized in the third quarter of 2024.
Adjusted EBITDA of $417.5 million increased $58.0 million or 16% compared to the nine months ended September 30, 2024, driven by the same factors impacting Net income above, with the exception of the loss on disposition, interest expense, depreciation and amortization expense, gain from insurance proceeds and the impact of the Greystone JV. Adjusted EBITDA margin, measured against service line fee revenue, was 8.3% for the nine months ended September 30, 2025, an increase of 69 basis points from the nine months ended September 30, 2024.

October 30, 2025

Balance Sheet

Liquidity at the end of the third quarter was $1.7 billion, consisting of availability on the Company’s undrawn revolving credit facility of $1.1 billion and cash and cash equivalents of $0.6 billion.
Net debt as of September 30, 2025 was $2.2 billion reflecting the Company’s outstanding term loans of $1.8 billion and senior secured notes totaling $1.0 billion, net of cash and cash equivalents of $0.6 billion. See the “Use of Non-GAAP Financial Measures” section in this press release for the definition of, and a description of the purposes for which management uses, this non-GAAP financial measure.
On October 1, 2025, we repriced $840.0 million in aggregate principal of the Company’s term loans due in 2030, reducing the applicable interest rate by 25 basis points to 1-month Term SOFR plus 2.50%.
On October 21, 2025, we amended the 2018 Credit Agreement to (i) decrease the aggregate commitments under the revolving credit facility by $100.0 million, reducing its borrowing capacity from $1.1 billion to $1.0 billion, (ii) extend the maturity date of borrowings under the revolving credit facility from April 28, 2027 to October 21, 2030 and (iii) amend the interest rate applicable to borrowings under the revolving credit facility to 1-month Term SOFR plus an applicable rate varying from 1.75% to 2.75%.
On October 29, 2025, we prepaid an additional $100.0 million in principal outstanding under the Company's term loans due in 2030, which brought our total year-to-date principal prepayments to $300.0 million.

Conference Call

The Company’s Third Quarter 2025 Earnings Conference Call will be held today, October 30, 2025, at 9:00 a.m. Eastern Time. A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the Company’s website at https://ir.cushmanwakefield.com.
The direct dial-in number for the conference call is 1-833-821-5374 for U.S. callers and 1-412-652-1260 for international callers. An audio replay of the call will be available approximately two hours after the conference call by accessing the Company’s Investor Relations website at https://ir.cushmanwakefield.com. A transcript of the call will also be available on the Company’s Investor Relations website at https://ir.cushmanwakefield.com.

About Cushman & Wakefield

Cushman & Wakefield (NYSE: CWK) is a leading global commercial real estate services firm for property owners and occupiers with approximately 52,000 employees in nearly 400 offices and 60 countries. In 2024, the firm reported revenue of $9.4 billion across its core service lines of Services, Leasing, Capital markets, and Valuation and other. Built around the belief that Better never settles, the firm receives numerous industry and business accolades for its award-winning culture. For additional information, visit www.cushmanwakefield.com.

October 30, 2025

Cautionary Note on Forward-Looking Statements
All statements in this release other than historical facts are forward-looking statements, which rely on a number of estimates, projections and assumptions concerning future events. Such statements are also subject to a number of uncertainties and factors outside Cushman & Wakefield’s control. Such factors include, but are not limited to, disruptions in general macroeconomic conditions and global and regional demand for commercial real estate; our ability to attract and retain qualified revenue producing employees and senior management; our ability to preserve, grow and leverage the value of our brand; the concentration of business with specific corporate clients; our ability to maintain and execute our information technology strategies; interruption or failure of our information technology, communications systems or data services; our vulnerability to potential breaches in security or other threats related to our information systems; our ability to comply with cybersecurity and data privacy regulations and other confidentiality obligations; the extent to which infrastructure disruptions may affect our ability to provide our services; our ability to compete globally, regionally and locally; the failure of our acquisitions and investments to perform as expected or the lack of future acquisition opportunities; the potential impairment of our goodwill and other intangible assets; our ability to comply with laws and regulations and any changes thereto; changes in tax laws or tax rates and our ability to make correct determinations in complex tax regimes; the failure of third parties performing on our behalf to comply with contract, regulatory or legal requirements; risks associated with climate change, environmental reporting obligations and other environmental conditions; risks associated with sociopolitical polarization; social, geopolitical and economic risks associated with our international operations; foreign currency volatility; the seasonality of significant portions of our revenue and cash flow; restrictions imposed on us by the agreements governing our indebtedness; our amount of indebtedness and its potential adverse impact on our available cash flow and the operation of our business; our ability to incur more indebtedness; risks related to our capital allocation strategy including current intentions to not pay cash dividends; risks related to litigation; the fact that the rights of our shareholders differ in certain respects from the rights typically offered to shareholders of a Delaware corporation; the fact that U.S. investors may have difficulty enforcing liabilities against us or be limited in their ability to bring a claim in a judicial forum they find favorable in the event of a dispute; the possibility that English law and provisions in our articles of association may have anti-takeover effects that could discourage an acquisition of us by others or require shareholder approval for certain capital structure decisions; and the risk that the Company’s redomiciliation to Bermuda may not be completed or, if completed, may not result in the anticipated benefits to the Company and its shareholders. Should any Cushman & Wakefield estimates, projections and assumptions or these other uncertainties and factors materialize in ways that Cushman & Wakefield did not expect, there is no guarantee of future performance and the actual results could differ materially from the forward-looking statements in this press release, including the possibility that recipients may lose a material portion of the amounts invested. While Cushman & Wakefield believes the assumptions underlying these forward-looking statements are reasonable under current circumstances, such assumptions are inherently uncertain and subjective and past or projected performance is not necessarily indicative of future results. No representation or warranty, express or implied, is made as to the accuracy or completeness of the information contained in this press release, and nothing shall be relied upon as a promise or representation as to the performance of any investment. You are cautioned not to place undue reliance on such forward-looking statements or other information in this press release and should rely on your own assessment of an investment or a transaction. Any estimates or projections as to events that may occur in the future are based upon the best and current judgment of Cushman & Wakefield as actual results may vary from the projections and such variations may be material. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, Cushman & Wakefield expressly disclaims any obligation to update or revise any of them, whether as a result of new information, future events or otherwise. Additional information concerning factors that may influence the Company’s results is discussed under “Risk Factors” in Part I, Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2024 and in its other periodic reports filed with the Securities and Exchange Commission (the “SEC”).
We have not reconciled the Adjusted EPS growth (non-GAAP) forward-looking guidance included in this press release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to financing and other facility fees, unrealized loss (gain) on investments, net, impairment of investments, loss on disposition, acquisition related costs, cost savings initiatives, loss (gain) from insurance proceeds, net, non-operating items related to the Greystone JV and other non-recurring items, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.
Cushman & Wakefield routinely posts important information about its business on the Company’s Investors Relations website at https://ir.cushmanwakefield.com. The Company uses its website as a means of disclosing material, nonpublic information and for complying with its disclosure obligations under Regulation FD. Investors should monitor the Company’s Investor Relations website in addition to following the Company’s press releases, filings with the SEC, public conference calls and webcasts. The Company does not incorporate the contents of any website into this or any other report it files with the SEC.

October 30, 2025

Cushman & Wakefield plc
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2025	2024	2025	2024
Revenue	$2,605.9	$2,344.2	$7,374.4	$6,817.0
Costs and expenses:
Costs of services (exclusive of depreciation and amortization)	2,152.0	1,911.8	6,068.9	5,619.1
Operating, administrative and other	320.6	314.2	944.7	904.4
Depreciation and amortization	25.8	28.9	78.7	92.6
Restructuring, impairment and related charges	—	14.1	6.5	36.5
Total costs and expenses	2,498.4	2,269.0	7,098.8	6,652.6
Operating income	107.5	75.2	275.6	164.4
Interest expense, net of interest income	(56.0)	(54.9)	(161.5)	(174.4)
(Loss) earnings from equity method investments	(8.6)	12.1	2.7	28.1
Other income, net	2.2	20.6	9.5	25.6
Earnings before income taxes	45.1	53.0	126.3	43.7
(Benefit from) provision for income taxes	(6.3)	19.3	15.7	25.3
Net income	$51.4	$33.7	$110.6	$18.4

Basic earnings per share:
Earnings per share attributable to common shareholders, basic	$0.22	$0.15	$0.48	$0.08
Weighted average shares outstanding for basic earnings per share	231.5	229.3	231.1	228.7
Diluted earnings per share:
Earnings per share attributable to common shareholders, diluted	$0.22	$0.14	$0.47	$0.08
Weighted average shares outstanding for diluted earnings per share	235.9	233.4	233.8	232.1

October 30, 2025

Cushman & Wakefield plc
Condensed Consolidated Balance Sheets

	As of
(in millions, except share data)	September 30, 2025	December 31, 2024
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$634.4	$793.3
Trade and other receivables, net of allowance of $91.7 and $88.7, as of September 30, 2025 and December 31, 2024, respectively	1,434.2	1,352.4
Income tax receivable	89.4	62.1
Short-term contract assets, net	305.4	301.4
Prepaid expenses and other current assets	208.4	181.2
Total current assets	2,671.8	2,690.4
Property and equipment, net	121.5	136.0
Goodwill	2,055.3	1,998.3
Intangible assets, net	664.3	690.1
Equity method investments	720.2	723.6
Deferred tax assets	164.5	93.1
Non-current operating lease assets	286.9	290.1
Other non-current assets	1,006.9	927.6
Total assets	$7,691.4	$7,549.2

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$129.2	$103.2
Accounts payable and accrued expenses	1,194.7	1,110.5
Accrued compensation	898.5	900.4
Income tax payable	75.0	19.8
Other current liabilities	208.7	196.0
Total current liabilities	2,506.1	2,329.9
Long-term debt, net	2,720.1	2,939.6
Deferred tax liabilities	19.3	12.6
Non-current operating lease liabilities	260.6	270.3
Other non-current liabilities	227.3	241.4
Total liabilities	5,733.4	5,793.8

Shareholders’ equity:
Ordinary shares, nominal value $0.10 per share, 800,000,000 shares authorized; 231,604,548 and 229,696,912 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	23.2	23.0
Additional paid-in capital	3,020.4	2,986.4
Accumulated deficit	(875.3)	(985.9)
Accumulated other comprehensive loss	(210.8)	(268.6)
Total equity attributable to the Company	1,957.5	1,754.9
Non-controlling interests	0.5	0.5
Total equity	1,958.0	1,755.4
Total liabilities and shareholders’ equity	$7,691.4	$7,549.2

October 30, 2025

Cushman & Wakefield plc
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended September 30,
(in millions)	2025	2024
Cash flows from operating activities
Net income	$110.6	$18.4
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	78.7	92.6
Impairment charges	6.5	3.8
Unrealized foreign exchange gain	(5.2)	(0.9)
Stock-based compensation	44.1	22.3
Lease amortization	64.6	67.9
Loss on debt extinguishment	1.4	—
Amortization of debt issuance costs	6.0	5.5
Loss (earnings) from equity method investments, net of distributions received	6.8	(13.4)
Change in deferred taxes	(56.2)	(22.9)
Provision for loss on receivables and other assets	8.1	10.7
Loss on disposition of business	—	17.0
Unrealized loss on equity securities, net	0.7	0.8
Gain from insurance proceeds	—	(17.3)
Other operating activities, net	(20.0)	(21.8)
Changes in assets and liabilities:
Trade and other receivables	(58.3)	61.6
Income taxes payable	28.0	10.6
Short-term contract assets and Prepaid expenses and other current assets	13.6	17.7
Other non-current assets	(112.4)	(14.1)
Accounts payable and accrued expenses	54.5	(56.2)
Accrued compensation	(17.6)	(46.2)
Other current and non-current liabilities	(70.8)	(43.3)
Net cash provided by operating activities	83.1	92.8
Cash flows from investing activities
Payment for property and equipment	(24.4)	(31.7)
Acquisitions of businesses, net of cash acquired	(4.9)	—
Investments in equity securities	(8.5)	(1.5)
Return of beneficial interest in a securitization	(380.0)	(380.0)
Collection on beneficial interest in a securitization	380.0	405.0
Proceeds from disposition of business	—	121.4
Other investing activities, net	8.8	1.1
Net cash (used in) provided by investing activities	(29.0)	114.3
Cash flows from financing activities
Shares repurchased for payment of employee taxes on stock awards	(10.9)	(10.2)
Payment of deferred and contingent consideration	(6.3)	(17.9)
Repayment of borrowings	(200.0)	(150.0)
Payment of finance lease liabilities	(19.9)	(20.5)
Other financing activities, net	4.0	1.1
Net cash used in financing activities	(233.1)	(197.5)

Change in cash, cash equivalents and restricted cash	(179.0)	9.6
Cash, cash equivalents and restricted cash, beginning of the period	814.6	801.2
Effects of exchange rate fluctuations on cash, cash equivalents and restricted cash	25.2	2.1
Cash, cash equivalents and restricted cash, end of the period	$660.8	$812.9

October 30, 2025

Segment Results
The following tables summarize the results of operations for the Company’s segments for the three and nine months ended September 30, 2025 and 2024.

Americas Results

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions) (unaudited)	2025	2024	% Change in USD	% Change in Local Currency	2025	2024	% Change in USD	% Change in Local Currency
Revenue:
Services	$631.2	$605.4	4%	4%	$1,844.3	$1,811.2	2%	2%
Leasing	437.9	396.0	11%	11%	1,161.4	1,047.8	11%	11%
Capital markets	161.1	138.5	16%	16%	447.6	381.9	17%	17%
Valuation and other	46.3	38.8	19%	20%	127.4	113.0	13%	13%
Total service line fee revenue(1)	1,276.5	1,178.7	8%	8%	3,580.7	3,353.9	7%	7%
Gross contract reimbursables(2)	646.6	571.8	13%	13%	1,835.4	1,731.2	6%	6%
Total revenue	$1,923.1	$1,750.5	10%	10%	$5,416.1	$5,085.1	7%	7%

Costs and expenses:
Americas Fee-based operating expenses	$1,164.3	$1,071.6	9%	9%	$3,287.1	$3,091.1	6%	7%
Cost of gross contract reimbursables	646.6	571.8	13%	13%	1,835.4	1,731.2	6%	6%
Segment operating expenses	$1,810.9	$1,643.4	10%	10%	$5,122.5	$4,822.3	6%	6%

Net income	$50.8	$41.2	23%	23%	$93.3	$42.0	n.m.	n.m.

Adjusted EBITDA	$125.9	$111.3	13%	13%	$317.4	$284.7	11%	12%
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

October 30, 2025

EMEA Results

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions) (unaudited)	2025	2024	% Change in USD	% Change in Local Currency	2025	2024	% Change in USD	% Change in Local Currency
Revenue:
Services	$96.6	$78.2	24%	17%	$263.0	$239.2	10%	6%
Leasing	58.0	50.7	14%	9%	159.0	158.2	1%	(3)%
Capital markets	24.2	20.2	20%	14%	65.9	54.9	20%	16%
Valuation and other	45.7	42.0	9%	3%	132.6	126.3	5%	2%
Total service line fee revenue(1)	224.5	191.1	17%	11%	620.5	578.6	7%	4%
Gross contract reimbursables(2)	35.6	28.8	24%	17%	104.2	85.5	22%	18%
Total revenue	$260.1	$219.9	18%	12%	$724.7	$664.1	9%	6%

Costs and expenses:
EMEA Fee-based operating expenses	$205.9	$177.0	16%	11%	$578.3	$544.1	6%	3%
Cost of gross contract reimbursables	35.6	28.8	24%	17%	104.2	85.5	22%	18%
Segment operating expenses	$241.5	$205.8	17%	12%	$682.5	$629.6	8%	5%

Net income (loss)	$4.3	$(13.5)	n.m.	n.m.	$4.0	$(28.5)	n.m.	n.m.

Adjusted EBITDA	$18.3	$12.4	48%	37%	$52.6	$34.6	52%	43%
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

APAC Results

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions) (unaudited)	2025	2024	% Change in USD	% Change in Local Currency	2025	2024	% Change in USD	% Change in Local Currency
Revenue:
Services	$192.4	$181.6	6%	6%	$569.5	$550.2	4%	4%
Leasing	42.4	46.0	(8)%	(6)%	117.3	118.7	(1)%	0%
Capital markets	19.4	10.8	80%	84%	55.7	37.5	49%	49%
Valuation and other	25.7	24.4	5%	5%	76.1	74.9	2%	2%
Total service line fee revenue(1)	279.9	262.8	7%	7%	818.6	781.3	5%	6%
Gross contract reimbursables(2)	142.8	111.0	29%	31%	415.0	286.5	45%	48%
Total revenue	$422.7	$373.8	13%	14%	$1,233.6	$1,067.8	16%	17%

Costs and expenses:
APAC Fee-based operating expenses	$266.8	$251.5	6%	7%	$782.1	$754.3	4%	5%
Cost of gross contract reimbursables	142.8	111.0	29%	31%	415.0	286.5	45%	48%
Segment operating expenses	$409.6	$362.5	13%	14%	$1,197.1	$1,040.8	15%	17%

Net (loss) income	$(3.7)	$6.0	n.m.	n.m.	$13.3	$4.9	n.m.	n.m.

Adjusted EBITDA	$15.4	$18.8	(18)%	(16)%	$47.5	$40.2	18%	19%
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

October 30, 2025

Cushman & Wakefield plc
Use of Non-GAAP Financial Measures
We have used the following measures, which are considered “non-GAAP financial measures” under SEC guidelines:
i.Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and Adjusted EBITDA margin;
ii.Segment operating expenses and Fee-based operating expenses;
iii.Adjusted net income and Adjusted earnings per share;
iv.Free cash flow;
v.Local currency; and
vi.Net debt.
Management principally uses these non-GAAP financial measures to evaluate operating performance, develop budgets and forecasts, improve comparability of results and assist our investors in analyzing the underlying performance of our business. These measures are not recognized measurements under GAAP. When analyzing our operating results, investors should use them in addition to, but not as an alternative for, the most directly comparable financial results calculated and presented in accordance with GAAP. Because the Company’s calculation of these non-GAAP financial measures may differ from other companies, our presentation of these measures may not be comparable to similarly titled measures of other companies.
The Company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance. The measures eliminate the impact of certain items that may obscure trends in the underlying performance of our business. The Company believes that they are useful to investors for the additional purposes described below.
Adjusted EBITDA and Adjusted EBITDA margin: We have determined Adjusted EBITDA to be our primary measure of segment profitability. We believe that investors find this measure useful in comparing our operating performance to that of other companies in our industry because these calculations generally eliminate unrealized loss (gain) on investments, net, impairment of investments, loss on disposition, acquisition related costs, cost savings initiatives, loss (gain) from insurance proceeds, net, non-operating items related to the Greystone JV and other non-recurring items. Adjusted EBITDA also excludes the effects of financings, income taxes and the non-cash accounting effects of depreciation and intangible asset amortization. Adjusted EBITDA margin, a non-GAAP measure of profitability as a percent of revenue, is measured against service line fee revenue.
Segment operating expenses and Fee-based operating expenses: Consistent with GAAP, reimbursed costs for certain customer contracts are presented on a gross basis in both revenue and operating expenses for which the Company recognizes substantially no margin. Total costs and expenses include segment operating expenses, as well as other expenses such as depreciation and amortization, impairment of investments, loss on disposition, acquisition related costs, cost savings initiatives and other non-recurring items. Segment operating expenses includes Fee-based operating expenses and Cost of gross contract reimbursables. We believe Fee-based operating expenses more accurately reflects the costs we incur during the course of delivering services to our clients and is more consistent with how we manage our expense base and operating margins.
Adjusted net income and Adjusted earnings per share: Management also assesses the profitability of the business using Adjusted net income. We believe that investors find this measure useful in comparing our profitability to that of other companies in our industry because this calculation generally eliminates depreciation and amortization related to merger, financing and other facility fees, unrealized loss (gain) on investments, net, impairment of investments, loss on disposition, acquisition related costs, cost savings initiatives, loss (gain) from insurance proceeds, net, non-operating items related to the Greystone JV and other non-recurring items. Tax impact of adjusted items reflects management’s estimated annual effective tax rate. The Company also uses Adjusted earnings per share (“EPS”) as a component when measuring operating performance. Management defines Adjusted EPS as Adjusted net income divided by total basic and diluted weighted average shares outstanding.
Free cash flow: Free cash flow is a financial performance metric that is calculated as net cash provided by operating activities, less capital expenditures (reflected as Payment for property and equipment in the investing activities section of the Condensed Consolidated Statements of Cash Flows).

October 30, 2025

Local currency: In discussing our results, we refer to percentage changes in local currency. These metrics are calculated by holding foreign currency exchange rates constant in year-over-year comparisons. Management believes that this methodology provides investors with greater visibility into the performance of our business excluding the effect of foreign currency rate fluctuations.
Net debt: Net debt is used as a measure of our liquidity and is calculated as total debt minus cash and cash equivalents.
Adjustments to U.S. GAAP Financial Measures Used to Calculate Non-GAAP Financial Measures
During the periods presented in this earnings release, we had the following adjustments:
Unrealized loss (gain) on investments, net represents net unrealized gains and losses on fair value investments.
Impairment of investments reflects certain one-time impairment charges related to investments or other assets.
Loss on disposition reflects losses on the sale or disposition of businesses as well as other transaction costs associated with the sales, which are not indicative of our core operating results given the low frequency of business dispositions by the Company.
Acquisition related costs includes certain direct costs incurred in connection with acquiring businesses.
Cost savings initiatives primarily reflects severance and other one-time employment-related separation costs related to actions to reduce headcount across select roles to help optimize our workforce given the challenging macroeconomic conditions and operating environment, as well as property lease rationalizations. These actions continued through September 30, 2024.
Loss (gain) from insurance proceeds, net of legal fees represents one-time gains related to certain contingent events, such as insurance recoveries, which are not considered ordinary course and which are only recorded once realized or realizable, net of related legal fees or estimated settlements. We exclude such net gains from the calculation of Adjusted EBITDA to improve the comparability of our operating results for the current period to prior and future periods.
Non-operating items related to the Greystone JV reflects certain non-operating activity presented within earnings from equity method investments related to the Greystone JV for (i) gains recognized from the retention of mortgage servicing rights (“MSRs”) upon the origination and sale of mortgage loans, (ii) increases or decreases in the fair value of the MSRs and (iii) estimated provisions for credit losses related to mortgage loans. This activity is specific to the Greystone JV rather than all of the Company’s equity method investments based on the Greystone JV’s specialized industry, namely, multi-family lending and loan servicing solutions. Starting in the second quarter of 2025, we have excluded such activity from the calculation of Adjusted EBITDA as it is non-cash in nature and does not represent the underlying operating performance of the business. This activity is reported entirely within the Americas reportable segment.

The interim financial information for the three and nine months ended September 30, 2025 and 2024 is unaudited. All adjustments, consisting of normal recurring adjustments, except as otherwise noted, considered necessary for a fair presentation of the unaudited interim condensed consolidated financial information for these periods have been included. Users of all of the aforementioned unaudited interim financial information should refer to the audited Consolidated Financial Statements of the Company and notes thereto for the year ended December 31, 2024 in the Company’s 2024 Annual Report on Form 10-K.
Please see the following tables for reconciliations of our non-GAAP financial measures to the most closely comparable GAAP measures.

October 30, 2025

Reconciliations of Non-GAAP financial measures
Reconciliation of Net income to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions) (unaudited)	2025	2024	2025	2024
Net income	$51.4	$33.7	$110.6	$18.4
Adjustments:
Depreciation and amortization	25.8	28.9	78.7	92.6
Interest expense, net of interest income	56.0	54.9	161.5	174.4
(Benefit from) provision for income taxes	(6.3)	19.3	15.7	25.3
Unrealized loss (gain) on investments, net	0.3	(0.9)	0.7	0.8
Impairment of investments	—	—	6.5	—
Loss on disposition	—	5.5	—	19.5
Acquisition related costs	—	—	0.4	—
Cost savings initiatives	—	11.5	—	28.9
Loss (gain) from insurance proceeds, net of legal fees	2.7	(16.5)	2.7	(16.5)
Non-operating items related to the Greystone JV	24.0	—	34.6	—
Other(1)	5.7	6.1	6.1	16.1
Adjusted EBITDA	$159.6	$142.5	$417.5	$359.5
(1) Other includes miscellaneous income and expense items such as non-cash amortization of certain merger related deferred rent and tenant incentives and non-cash amortization of the A/R Securitization servicing liability.
For the three and nine months ended September 30, 2025, Other also reflects one-time consulting costs associated with the redomiciliation to Bermuda, costs incurred related to transformative system implementations that may take several years to complete, legal fees and costs associated with an antitrust dispute and a portion of non-cash stock-based compensation expense associated with performance-based equity awards granted to four executive officers in 2024. The long-term incentive awards granted to these four executive officers consisted entirely of performance-based awards in 2024 and they provided for a higher maximum payout than typical awards. This award design structure was unique to 2024 and was not utilized in 2025. We therefore excluded a portion of the non-cash stock-based compensation expense associated with those awards from the calculation of Adjusted EBITDA to improve the comparability of our operating results for the current period to prior and future periods, due to the unique nature of the 2024 awards and because we do not consider it to be a normal, recurring operating expense. For the nine months ended September 30, 2025, these costs were offset by the release of a non-ordinary course compliance reserve, which when originally accrued in a prior period had been excluded from the calculation of Adjusted EBITDA within “Legal and compliance matters”.
For the three months ended September 30, 2024, Other also reflects one-time consulting costs associated with the Company rebranding, professional services fees associated with discrete offshoring, legal fees and costs associated with an antitrust dispute and one-time legal and consulting costs associated with a secondary offering of our ordinary shares by our former shareholders. For the nine months ended September 30, 2024, Other also includes non-cash stock-based compensation expense associated with certain one-time retention awards which vested in February 2024 and bad debt expense driven by a sublessee default.

October 30, 2025

Reconciliation of Total costs and expenses to Segment operating expenses and Fee-based operating expenses:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions) (unaudited)	2025	2024	2025	2024
Total costs and expenses	$2,498.4	$2,269.0	$7,098.8	$6,652.6
Depreciation and amortization	(25.8)	(28.9)	(78.7)	(92.6)
Impairment of investments	—	—	(6.5)	—
Loss on disposition	—	(5.5)	—	(19.5)
Acquisition related costs	—	—	(0.4)	—
Cost savings initiatives	—	(11.5)	—	(28.9)
Other, including foreign currency movements(1)	(10.6)	(11.4)	(11.1)	(18.9)
Segment operating expenses	2,462.0	2,211.7	7,002.1	6,492.7
Cost of gross contract reimbursables	(825.0)	(711.6)	(2,354.6)	(2,103.2)
Fee-based operating expenses	$1,637.0	$1,500.1	$4,647.5	$4,389.5
(1) Other includes miscellaneous income and expense items such as non-cash amortization of certain merger related deferred rent and tenant incentives, non-cash amortization of the A/R Securitization servicing liability and the effects of movements in foreign currency.
For the three and nine months ended September 30, 2025, Other also reflects one-time consulting costs associated with the redomiciliation to Bermuda, costs incurred related to transformative system implementations that may take several years to complete, legal fees and costs associated with an antitrust dispute, a portion of non-cash stock-based compensation expense associated with performance-based equity awards granted to four executive officers in 2024 (as further discussed above) and estimated settlements related to litigation of an insurance policy claim. For the nine months ended September 30, 2025, these costs were offset by the release of a non-ordinary course compliance reserve, which when originally accrued in a prior period had been excluded from the calculation of Adjusted EBITDA within “Legal and compliance matters”.
For the three months ended September 30, 2024, Other also reflects one-time consulting costs associated with the Company rebranding, professional services fees associated with discrete offshoring, legal fees and costs associated with an antitrust dispute and one-time legal and consulting costs associated with a secondary offering of our ordinary shares by our former shareholders. For the nine months ended September 30, 2024, Other also includes non-cash stock-based compensation expense associated with certain one-time retention awards which vested in February 2024 and bad debt expense driven by a sublessee default.

October 30, 2025

Reconciliation of Net income to Adjusted net income and Adjusted earnings per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data) (unaudited)	2025	2024	2025	2024
Net income	$51.4	$33.7	$110.6	$18.4
Adjustments:
Merger and acquisition related depreciation and amortization	10.2	10.8	30.7	37.5
Financing and other facility fees(1)	—	—	—	2.9
Unrealized loss (gain) on investments, net	0.3	(0.9)	0.7	0.8
Impairment of investments	—	—	6.5	—
Loss on disposition	—	5.5	—	19.5
Acquisition related costs	—	—	0.4	—
Cost savings initiatives	—	11.5	—	28.9
Loss (gain) from insurance proceeds, net of legal fees	2.7	(16.5)	2.7	(16.5)
Non-operating items related to the Greystone JV	24.0	—	34.6	—
Other	5.7	6.1	6.1	16.1
Tax impact of adjusted items(2)	(26.2)	2.4	(34.2)	(8.7)
Adjusted net income	$68.1	$52.6	$158.1	$98.9
Weighted average shares outstanding, basic	231.5	229.3	231.1	228.7
Weighted average shares outstanding, diluted(3)	235.9	233.4	233.8	232.1
Adjusted earnings per share, basic	$0.29	$0.23	$0.68	$0.43
Adjusted earnings per share, diluted(3)	$0.29	$0.23	$0.68	$0.43
(1) Financing and other facility fees reflects costs related to the refinancing of a portion of the borrowings under our 2018 Credit Agreement in April 2024 and June 2024, including $2.9 million of new transaction costs expensed directly in the second quarter of 2024.
(2) Reflective of management’s estimation of an adjusted effective tax rate of 23% and 24% for the three months ended September 30, 2025 and 2024, respectively, and 24% and 26% for the nine months ended September 30, 2025 and 2024, respectively.
(3) Weighted average shares outstanding, diluted is calculated by taking basic weighted average shares outstanding and adding dilutive shares of 4.4 million and 4.1 million for the three months ended September 30, 2025 and 2024, respectively, and dilutive shares of 2.7 million and 3.4 million for the nine months ended September 30, 2025 and 2024, respectively.

Reconciliation of Net cash provided by operating activities to Free cash flow:

	Nine Months Ended September 30,
(in millions) (unaudited)	2025	2024
Net cash provided by operating activities	$83.1	$92.8
Payment for property and equipment	(24.4)	(31.7)
Free cash flow	$58.7	$61.1